Exhibit 21.1

List of Subsidiaries

The following is a list of the subsidiaries of Talmer Bancorp, Inc.:

1.              Talmer Bank and Trust

2.              First Place Bank

3.              Talmer West Bank

4.              First Place Capital Trust

5.              First Place Capital Trust II

6.              First Place Capital Trust III

7.              First Place Holdings, Inc.